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[TRUE NORTH LETTERHEAD]


   Date: February 28, 2001
Contact: Kathryn Woods:  212/727-5582


FOR IMMEDIATE RELEASE


                  TRUE NORTH TO POSTPONE EARNINGS ANNOUNCEMENT


CHICAGO--True North Communications Inc. (NYSE: TNO) said today that the Company is postponing its fourth quarter and year-end earnings release and related conference call, scheduled for Thursday, March 1, 2001. True North's earnings release will be postponed because of the announcement by Modem Media (NASDAQ:
MMPT) that it is delaying the release of fourth quarter earnings originally scheduled for February 27; True North owns a 46% stake in Modem Media and accounts for it using the equity method of accounting. In addition, True North said that it is postponing because the Company and its outside accountants brought an accounting matter to the attention of the SEC accounting staff in the past few days and have been in discussions with them.

"We are currently providing the SEC with information regarding amortization periods used in our historical financials for intangible assets arising from prior acquisitions," commented Kevin Smith, True North's Executive Vice President and Chief Financial Officer. He added, "It is important to recognize that these are technical accounting matters which would not affect either our cash flow or, we believe, the underlying economic value of our business, but could affect how we report our results. Our outside accountants agree with our accounting treatments, and we hope to have this resolved promptly so that we can move ahead in releasing our quarterly and year-end results."

True North is a top global advertising and communications holding company. It has three major global brands: FCB Worldwide, advertising; BSMG Worldwide, public relations; and Marketing Drive Worldwide, marketing services.


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2/TRUE NORTH TO POSTPONE EARNINGS ANNOUNCEMENT

In addition, True North has a strong set of other agency brands including Bozell Group, New America Strategies Group, R/GA, Tierney Communications, Temerlin McClain and TN Media. The company also has a stake in the expanding German-based advertising agency Springer & Jacoby. Based in Chicago, True North had 1999 revenues of approximately $1.4 billion and annual billings of more than $14 billion.

CAUTIONARY STATEMENT
Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause True North's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, the ability of True North to continue to improve its cost management, the ability to retain current and attract new clients, the ability of True North to integrate acquisitions or complete future acquisitions, the ultimate outcome of discussions with the SEC, dependence upon and availability of qualified personnel and changes in government regulation. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by True North that True North's plans and objectives will be achieved.


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